Exhibit 99.10


                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment No. 20 to the Registration Statement (Form N1-A, No. 33-53532) of the Investor Class, Advisor Class A, Advisor Class B, and Advisor Class C of the SAFECO Tax-Exempt Bond Trust.

We also consent to the incorporation by reference therein of our report dated January 25, 2002 with respect to the financial statements included in the SAFECO Tax-Exempt Bond Trust's Annual Report for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP
Seattle, Washington
January 15, 2003